Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the 2015 Equity Incentive Plan of Gramercy Property Trust Inc. and to the incorporation by reference therein of our reports as follows:

1.	Dated August 22, 2014, with respect to the consolidated statements of revenues and certain expenses of GPT GIG BOA Portfolio Holdings LLC for the year ended December 31, 2013 and the period from August 12, 2012 (inception) through December 31, 2012, included in the Current Report (Form 8-K/A) of Gramercy Property Trust Inc., filed with the Securities and Exchange Commission.

2.	Dated March 9, 2015, with respect to the consolidated financial statements and schedules of Gramercy Property Trust Inc., and the effectiveness of internal control over financial reporting of Gramercy Property Trust Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

3.	Dated May 21, 2015, with respect to the combined statement of revenues and certain expenses of the Dividend Capital Portfolio for the year ended December 31, 2014, included in the Current Report (Form 8-K/A) of Gramercy Property Trust Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 23, 2015